Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of April 24, 2026, by and among Senti Biosciences, Inc., a Delaware corporation (the “Company”), Senti Biosciences Holdings, Inc., a Delaware corporation (“New Parent”) and a direct, wholly owned subsidiary of the Company, and Senti Biosciences Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Senti Holdings, Inc., a Delaware corporation (“Senti Holdings”) and a direct, wholly owned subsidiary of New Parent. The Company, New Parent and Merger Sub are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 510,000,000 shares, consisting of: (i) 500,000,000 shares of Common Stock, par value $0.0001 per share (the “Company Common Stock”), of which 31,144,754 shares were issued and outstanding as of April 23, 2026; and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, as of the Effective Time (as defined below), New Parent will have the authority to issue 510,000,000 shares, consisting of: (i) 500,000,000 shares of Common Stock, par value $0.0001 per share (the “New Parent Common Stock”); and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “New Parent Preferred Stock”);

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 100 shares, consisting of 100 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by Senti Holdings, a direct, wholly owned subsidiary of New Parent;

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the New Parent Common Stock and New Parent Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively;

WHEREAS, the Amended and Restated Certificate of Incorporation of New Parent (the “New Parent Charter”) and the Bylaws of New Parent (the “New Parent Bylaws”), which will be in effect from and after the Effective Time, contain provisions identical to the Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, New Parent, Senti Holdings and Merger Sub are newly formed corporations organized for the sole purpose of participating in or facilitating the transactions herein contemplated and actions related thereto, own no assets (other than New Parent’s ownership of Senti Holdings and Senti Holdings’ ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which New Parent would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock and Company Preferred Stock being converted in the Merger (as defined below) into a share of New Parent Common Stock and New Parent Preferred Stock, respectively;

WHEREAS, at the Effective Time, the Company and New Parent will enter or have entered into an Assignment and Assumption Agreement (as defined below), pursuant to which, among other things, the Company will, at the Effective Time, transfer to New Parent, and New Parent will assume, sponsorship of all of the Company’s Equity Plans and the Other Agreements (each as defined below) and all of the Company’s rights and obligations thereunder;

WHEREAS, the boards of directors of New Parent and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger; and

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, New Parent and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

2. EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Surviving Corporation shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A and executed in accordance with the relevant provisions of the DGCL, (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later date and time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. SURVIVING CORPORATION CERTIFICATE OF INCORPORATION. From and after the Effective Time, the Company Charter shall be amended and restated in the Merger by filing the Certificate of Merger with the Secretary of State, and as so amended and restated, shall be the certificate as set forth below, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4. SURVIVING CORPORATION BYLAWS. From and after the Effective Time, the Company Bylaws shall be amended and restated in the Merger in the form attached hereto as Exhibit B and, as so amended and restated, shall constitute the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. DIRECTORS.

a. Surviving Corporation. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

b. New Parent. Prior to the Effective Time, the Company, as sole stockholder of New Parent, and New Parent, shall take all action necessary to elect as directors of New Parent effective as of the Effective Time the persons who are the directors of the Company immediately prior to the Effective Time, each to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the New Parent Charter and New Parent Bylaws, or as otherwise provided by law.

6. OFFICERS.

a. Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

b. New Parent. The officers of New Parent in office immediately prior to the Effective Time shall be the officers of New Parent and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the New Parent Charter and New Parent Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of New Parent, Merger Sub, the Company or any holder of any securities thereof:

a. Conversion of Company Common Stock and Company Preferred Stock. Each share of Company Common Stock and Company Preferred Stock (or fraction of any such share) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of New Parent Common Stock and New Parent Preferred Stock, respectively.

b. Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock, held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of New Parent Common Stock, to be held immediately after completion of the Merger in the treasury of New Parent.

c. Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

d. Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock or Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, respectively, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock or Company Preferred Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New Parent Common Stock or New Parent Preferred Stock, respectively.

e. Warrants. Each warrant to purchase Company Common Stock that is issued and outstanding and not exercised prior to the Effective Time shall be converted into a warrant to purchase an identical number of shares of New Parent Common Stock, on the same terms and conditions as applied to such warrant immediately prior to the Effective Time, as set forth in the documentation relating to such warrant.

9. CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock or Company Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of New Parent Common Stock or New Parent Preferred Stock, as applicable, into which the shares of Company Common Stock or Company Preferred Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of New Parent and its transfer agent. At and after the Effective Time, the shares of New Parent Common Stock shall be uncertificated; provided, that, any shares of New Parent Common Stock that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to New Parent at its registered office in the State of Delaware, its principal place of business, or an officer or agent of New Parent having custody of books and records of New Parent, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of New Parent Common Stock, New Parent shall (i) issue to such holder the applicable uncertificated shares of New Parent Common Stock by registering such shares in New Parent’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any certificate that prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to New Parent, in form and substance reasonably satisfactory to New Parent, against any claim that may be made against it with respect to such certificate, New Parent shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of New Parent Common Stock or Company Preferred Stock in accordance with the procedures set forth in the preceding sentence.

10. ASSUMPTION OF EQUITY PLANS AND AWARDS AND OTHER AGREEMENTS. At the Effective Time, pursuant to this Agreement, New Parent and Company agree that they will execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, effective as of the Effective Time, the Company will transfer to New Parent, and New Parent will (i) assume sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans, and (ii) assume and agree to perform all obligations of the Company pursuant to each of the other agreements (the “Other Agreements”) listed on Exhibit C hereto.

At the Effective Time, pursuant to this Agreement and the Assignment and Assumption Agreement, the Company will transfer to New Parent, and New Parent will assume the Equity Plans and the Company’s rights and obligations under (i) each stock option to purchase a share of Company Common Stock (each, a “Stock Option,” which for the avoidance of doubt includes options subject to time-based vesting, performance based vesting or market based vesting conditions), (ii) each right to acquire or vest in a share of Company Common Stock pursuant to awards of restricted stock units (each, an “RSU”) and pursuant to awards of shares of restricted stock (each, a “Restricted Share”), and (iii) each right to purchase a share of Company Common Stock under the 2022 Employee Stock Purchase Plan (each, an “ESPP Right”) (the Stock Options, RSUs, Restricted Shares and ESPP Rights, collectively, the “Awards”) issued under the Equity Plans that is outstanding and unexercised, unvested and not yet paid immediately prior to the Effective Time, which Awards shall be converted into a Stock Option or ESPP Right or an RSU or a Restricted Share pursuant to which the holder may acquire a share of New Parent Common Stock with the same rights and privileges relative to New Parent that such Stock Option, ESPP Right, RSU or Restricted Share had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, at an exercise price per share equal to the exercise price per share for the applicable share of Company Common Stock and for ESPP Rights at a purchase price determined in accordance with the terms of the 2022 Employee Stock Purchase Plan. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Amended and Restated 2016 Stock Incentive Plan, the Amended and Restated 2022 Equity Incentive Plan, the 2022 Amended and Restated Inducement Plan and the 2022 Employee Stock Purchase Plan and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.

11. NEW PARENT SHARES. Prior to the Effective Time, the Company and New Parent shall take any and all actions as are necessary to ensure that each share of New Parent Common Stock that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

12. RESERVATION OF SHARES. At or prior to the Effective Time, New Parent will reserve sufficient authorized but unissued shares of New Parent Common Stock to provide for the issuance of New Parent Common Stock upon the exercise or satisfaction of rights and obligations under outstanding Awards under the Equity Plans and upon the exercise of outstanding warrants.

13. NASDAQ LISTING. Prior to the Effective Time, the New Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the Nasdaq Stock Market LLC, to the extent such approval is required.

14. TAX TREATMENT. The Parties intend that, for United States federal income tax purposes, the stockholders of the Company immediately prior to the Effective Time shall not recognize gain or loss in connection with the Merger. As such, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger is also intended to constitute an exchange described in Section 351(a) of the Code. Each Party hereto shall use its reasonable best efforts to cause the Merger to qualify for the foregoing treatment, and shall not knowingly take any action or cause or permit any action to be taken which could reasonably be expected to prevent the Merger from qualifying for such treatment. Each party hereto shall file all tax returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use its reasonable best efforts to sustain such treatment in any subsequent tax audit or dispute.

15. NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

16. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the mutual written consent of the Parties. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, New Parent, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

17. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the mutual written consent of the Parties; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.

18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

20. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

21. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, New Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SENTI BIOSCIENCES, INC.

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

SENTI BIOSCIENCES HOLDINGS, INC.

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

SENTI BIOSCIENCES MERGER SUB, INC.

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

Exhibit A - Certificate of Merger

Certificate of Merger.

See attached.

Exhibit B - Surviving Corporation Bylaws

Surviving Corporation Bylaws

See attached.

Exhibit C - Other Agreements

1.	Amended and Restated Non-Employee Director Compensation Policy.

2.	Sales Agreement, dated March 20, 2025, by and between Senti Biosciences, Inc. and Leerink Partners LLC.

3.	Investor Rights and Lock-Up Agreement, dated June 8, 2022, by and among Senti Biosciences, Inc. (as successor to Dynamics Special Purpose Corp.) and the investors party thereto.

4.	Note Subscription Agreement, dated May 19, 2022, by and among Senti Biosciences, Inc., Dynamics Special Purpose Corp. and Bayer HealthCare LLC.

5.	Registration Rights Agreement, dated December 2, 2024, by and among Senti Biosciences, Inc. and the investors party thereto.

6.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Timothy Lu.

7.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Jay Cross.

8.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Brenda Cooperstone.

9.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Edward Mathers.

10.	Indemnification Agreement, by and between Senti Biosciences, Inc. and James J. Collins.

11.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Frances D. Schulz.

12.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Donald Tang.

13.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Feng Hsiung.

14.	Indemnification Agreement, by and between Senti Biosciences, Inc. and Bryan Baum.